Exhibit 10.1

June 1, 2012

VIA HAND DELIVERY

Richard Domaleski

471 Whittemore Road

Leicester, MA 01524

Re: Severance Agreement and Release

Dear Rich:

This letter summarizes the terms of your separation from employment with World Energy Solutions, Inc. (the “Company”) as a result of your resignation from employment with the Company, your resignation as Chief Executive Officer, and your resignation as a member of the Board of Directors for the Company – each of which shall be effective as of June 6, 2012 (the “Resignation Date”). The purpose of this Severance Agreement and Release (the “Agreement”) is to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims and to permit you to receive severance pay and related benefits. With these understandings and in exchange for the promises by you and the Company as set forth below, you and the Company agree as follows.

1.	Employment Status and Final Payments:

(a) As of the Resignation Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

(b) As of the Resignation Date, you will be paid all wages earned but unpaid and all vacation time accrued but unused as of the Resignation Date.

(c) You agree to submit a final documented expense reimbursement statement reflecting all business expenses incurred through the Resignation Date, if any, for which you seek reimbursement within ten (10) days of the Resignation Date. The Company shall reimburse you for such expenses pursuant to Company policy.

(d) The Resignation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and the Company will present you with information on COBRA under separate cover.

(e) The Company acknowledges and agrees that, following the Resignation Date, you shall continue to be entitled to indemnification protection as a former officer and executive of the Company to the fullest extent permitted under the Company’s articles of organization and Delaware law, as applicable.

Richard Domaleski

JUNE 1, 2012

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement and after the seven-day revocation period set forth herein has expired, the Company agrees as follows:

(a) Severance Pay: The Company will pay you severance payments through December 31, 2012 at your current gross base salary rate of Five Thousand Three Hundred Twenty Five and 73/100 Dollars ($5,325.73) per week less applicable taxes. Such payments shall be made pursuant to the Company’s payroll practices then in effect.

(b) Health Insurance: If you elect to continue medical and dental insurance coverage after the Resignation Date in accordance with the provisions of COBRA, the Company shall pay your monthly premium payments until the earlier of: (i) December 31, 2012; (ii) the date you obtain comparable coverage; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself.

(c) Pro-Rated Bonus: Within ten (10) days of your full execution (without revocation) of this Agreement, you will receive a gross lump-sum payment of $90,000, which represents a pro-rated bonus for 2012.

(d) Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(e) Tax Advice: You acknowledge that neither the Company nor its counsel has advised you regarding the taxability of any monies payable to you under this Agreement. You are advised to consult with your own counsel and/or tax advisor as to the specific tax consequences of any payments made under this Agreement.

3. Release: In exchange for the consideration described in Section 2, which is in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, grievances, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, including but not limited to those which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

Richard Domaleski

JUNE 1, 2012

This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.

This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which you do so participate.

4.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in exchange for the consideration described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

Richard Domaleski

JUNE 1, 2012

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are advised that you have at least twenty-one (21) days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.	Period for Review and Consideration of Agreement:

(a) You acknowledge that you were informed and understand that you have 21 days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

6. Accord and Satisfaction: The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

7. Company Files, Documents and Other Property: You agree that on or before the Resignation Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You represent that you have not and will not take by download or otherwise any Company Property. You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Resignation Date, you will immediately return such materials to the Company.

Richard Domaleski

JUNE 1, 2012

8. No Liability or Wrongdoing: Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

9.	Future Conduct:

(a) Mutual Non-disparagement: You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company Releasees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. Likewise, the Company agrees that it shall not issue any public statement containing any disparaging, critical or otherwise detrimental comments concerning you, your employment or the circumstances of your separation from employment and, further, that the members of its Executive Team, Board of Directors and its Human Resources personnel shall not make any disparaging, critical or otherwise detrimental comments concerning you, your employment or the circumstances of your separation from employment.

(b) Confidentiality of this Agreement: You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services. Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters. Notwithstanding the foregoing, you (and any agent on your behalf) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction and all materials of any kind that are provided to you, if any, relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties.

(c) Disclosures: Nothing herein shall prohibit or bar you or the Company (including the individuals referenced in Section 9(a)) from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you and the Company will use their best efforts to ensure that this Section is complied with to the maximum extent possible.

Richard Domaleski

JUNE 1, 2012

(d) Non-Disclosure of Confidential Information1: You agree that you shall keep confidential all confidential matters entrusted to you as an employee or Board member of the Company and shall not rely upon, use or attempt to use, or disclose or attempt to disclose, any confidential, proprietary or trade secret information (collectively, “Confidential Information”), including Confidential Information related to third parties which the Company is obligated to maintain as confidential, to any person or entity.

All original and copies of any Confidential Information or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company and shall be surrendered to the Company on or before the Resignation Date.

(e) Non-Competition. You agree that from the Resignation Date through December 31, 2012 (the “Restricted Period”), you will not, without prior written approval of the Company’s Board of Directors, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity (a) accept employment or establish any other relationship with any business anywhere within the United States or Canada that is in competition with the products or services created, developed, marketed, distributed, or sold, by the Company as of the Resignation Date (the “Products and Services”), or (b) engage in any business or activity anywhere within the United States or Canada that is in competition with the Products and Services.

(f) Non-Solicitation of Customers. You further agree that during the Restricted Period, you will not, without prior written approval of the Company’s Board of Directors, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit or do business in any capacity that competes with any of the Company’s Products and Services with any customer of the Company or Prospective Customer (as defined below) of the Company (a) with whom you have had contact during the course of your employment with the Company, or (b) about whom you obtained Confidential Information during the course of your employment with the Company. Prospective Customer means a business entity to which the Company has made contact for the proposed sale or sale of the Company’s Products or Services within the six month period prior to the Resignation Date.

[1]

The term “Confidential Information” shall mean any trade secret, proprietary or confidential information concerning the organization, personnel, business or finances of the Company, or of any third party which the Company is under an obligation to keep confidential, and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, financial information, sales techniques, projects, personnel information, and all other plans and proposals.

Richard Domaleski

JUNE 1, 2012

(g) Non-Solicitation of Employees and Recent Former Employees. Additionally, you agree that during the Restricted Period, you will not, without prior written approval of the Company’s Board of Directors, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit or solicit for hire any individual who is employed or engaged by the Company or who was employed or engaged by the Company either at any point during the Restricted Period or within the three month period preceding the recruitment or solicitation.

(h) Future Cooperation: You agree to reasonably assist the Company and cooperate with the Company in the event of any litigation arising from events occurring prior to the Resignation Date. The Company agrees that it will coordinate with you so that such cooperation shall not unreasonably interfere with your professional or personal endeavors following the Resignation Date.

10.	Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the President of the Company and you.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) You agree that any breach of your obligations under Sections 7 or 9 of this Agreement by you may cause irreparable damage to the Company and in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violations of your obligations hereunder. In addition, in the event you violate any provision of this Agreement and fail to cure such violation (for those violations that are subject to cure) within ten calendar days of your receipt of written notice from the Company, which describes in reasonable detail the nature of the conduct giving rise to the Company’s notice, the Company shall be entitled to cease all further payments under Section 2. You further agree that the Company, in the event of your violation of this Agreement, shall also be entitled to recoup any amounts previously paid to you under Section 2 of the Agreement.

Richard Domaleski

JUNE 1, 2012

(d) This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(e) You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

(f) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and benefits of this Agreement shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.

11. Effective Date: After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The revocation must be in writing and must be received within the 7-day revocation period. The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired (“Effective Date”). To exercise your right of revocation, you must ensure receipt of your written revocation by the President of the Company prior to expiration of the 7-day revocation period.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

World Energy Solutions, Inc.
/s/ Edward T. Libbey
By:	Edward T. Libbey, Ph.D.

Richard Domaleski

JUNE 1, 2012

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Richard Domaleski

Richard Domaleski

Date: June 1, 2012

Richard Domaleski

JUNE 1, 2012

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Richard Domaleski, acknowledge that I was informed and understand that I have twenty-one (21) days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated: June 1, 2012	/s/ Richard Domaleski
Richard Domaleski